Exhibit (e)(i)(B)

SCHEDULE A

to the

DISTRIBUTION AGREEMENT

among

the DIREXION INSURANCE TRUST,

RAFFERTY ASSET MANAGEMENT, LLC and

RAFFERTY CAPITAL MARKETS, INC.

Pursuant to section 1 of the Distribution Agreement among the Direxion Insurance Trust (“Trust”), Rafferty Asset Management, LLC (“Adviser”) and Rafferty Capital Markets, Inc. (“Distributor”), the Trust hereby appoints the Distributor as its exclusive agent to be the principal underwriter of Trust with respect to its following series:

Dynamic VP HY Bond Fund

Direxion VP Indexed Commodity Strategy Fund

Direxion VP Indexed Managed Futures Strategy Fund

Direxion VP Long/Short Global Currency Fund

Direxion Zacks VP MLP High Income Fund

Direxion VP Monthly S&P 500® Bear 2X Fund

Direxion VP Indexed Synthetic Convertible Strategy Fund

Direxion VP Indexed Synthetic Convertible Strategy Bear Fund

As amended February 6, 2014